Exhibit 3.2

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State’s Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20150236600-85	Amendment	3 Pages/1 Copies

Commercial Recording Division

202 N. Carson Street

Carson City, Nevada 89701-4201

Telephone (775) 684-5708

Fax (775) 684-7138

1. Name of corporation:

SaviCorp

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

SAVICORP, does hereby certify that, pursuant to the authority conferred on its board of directors by its ·articles of incorporation, and in accordance with Section 78.195 of the Revised Statutes of the State of , Nevada, the Board of Directors (or, as allowed by .law, a duly authorized committee thereof) adopted the following resolution establishing a series of Preferred Stock of the Corporation designated as "SERIES D PREFERRED STOCK." RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation (the "Corporation") by the Articles of Incorporation, a series of Preferred Stock, $.001 par value, of the Corporation be and hereby is as follows:

3. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

CERTIFICATE OF DESIGNATION

OF
PREFERRED STOCK

OF

SAVICORP

ESTABLISHING SERIES D PREFERRED STOCK

Pursuant to Section 78.195 of the

Revised Statutes of the State of Nevada

SAV1CORP, a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), does hereby certify that, pursuant to the authority conferred on its board of directors (the "Board of Directors") by its articles of incorporation (the "Articles of Incorporation"), and in accordance with Section 78.195 of the Revised Statutes of the State of Nevada ("NRS"), the Board of Directors (or, as to certain matters allowed by law, a duly authorized committee thereof) adopted the following resolution establishing a series of Preferred Stock of the Corporation designated as "SERIES D PREFERRED STOCK."

RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation (the "Corporation") by the Articles of Incorporation, a series of Preferred Stock, $.001 par value, of the Corporation be and hereby is established and created, and that the designation and number of shares thereof he voting and other powers, preferences and relative, participating, optional or other rights of the shares such Series and the qualifications, limitations and restrictions thereof are as follows:

PREFERRED STOCK

1. DESIGNATION. This series of Preferred Stock shall be designated "SERIES D PREFERRED STOCK" (the "SERIES D PREFERRED STOCK").

2. NUMBER OF SHARES, RIGHTS AND PAR VALUE. The number of shares constituting the SERIES D PREFERRED STOCK shall be equal to the number of members of the Company's Board of Directors sitting at the time of any vote of shareholders wherein votes of SERIES D PREFERRED STOCK are included, not to exceed a total of ten (10) such shares. Each share of the SERIES D PREFERRED STOCK shall have par value of 5.001. The authorized number of shares of Preferred Stock of the Corporation is 40,000,000 and the number of shares constituting the SERIES D PREFERRED STOCK, consisting of the shares authorized hereby, is as aforesaid. The total votes of the issued SERIES D PREFERRED STOCK in any meeting of shareholders shall constitute 50.1% of the outstanding total of all voting stock of the Company on the date of , the shareholder meeting. The SERIES D PREFERRED SHARES shall be issued prior to the shareholder meeting in which they are voted and revoked immediately after said meeting. The SERIES D PREFERRED SHARES may be voted to increase the authorized common shares of the Company, to elect Company Directors, and for other purposes as reasonably determined to be in the best interests of the Company by the Board of Directors even exigent and/or emergency circumstances are determined to exist. No other rights or terms of the SERIES D PREFERRED STOCK are hereby provided.

IN WITNESS WHEREOF, SAVICORP has caused this designation to the certificate to be signed by its President/CEO, and its corporate seal to be hereunto affixed and attested by its Secretary, as of the 22nd day of April 2015.

SAVICORP

By: /s/ Serge Monroe
Serge Monros, CEO

Attest:

By: /s/ Rudy Rodriguez
Rudy Rodriguez, Secretary